                                                                      EXHIBIT 12


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                  (THOUSANDS OF DOLLARS)
                             ----------------------------------------------------------------
                              THREE
                              MONTHS
                              ENDED
                             MARCH 31,                 YEAR ENDED DECEMBER 31
                                       ------------------------------------------------------
                               2001        2000        1999        1998      1997      1996
                             --------  ----------  ----------  ----------  --------  --------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income from continuing
    operations before
    income taxes             $177,000  $  893,400  $  904,100  $  905,500  $733,800  $575,600

  Deduct/add equity in
    undistributed
    (earnings)/loss of
    fifty-percent-or-
    less-owned companies        2,770      (9,640)    (18,720)    (24,070)  (19,470)  (12,310)

  Add interest on
    indebtedness, net          59,090     193,000     121,520     115,700    94,780    78,790

  Add amortization of debt
    expense                       490       2,430       1,350       2,130     2,310     1,400

  Add estimated interest
    factor for rentals          5,630      18,760      16,080      11,430     9,270     7,120
                             --------  ----------  ----------  ----------  --------  --------

  Earnings before income
    taxes and fixed charges  $244,980  $1,097,950  $1,024,330  $1,010,690  $820,690  $650,600
                             ========  ==========  ==========  ==========  ========  ========


FIXED CHARGES:

  Interest on indebtedness   $ 61,230  $  202,630  $  129,860  $  119,750  $ 97,910  $ 81,250

  Amortization of debt
    expense                       490       2,430       1,350       2,130     2,310     1,400

  Estimated interest factor
    for rentals                 5,630      18,760      16,080      11,430     9,270     7,120
                             --------  ----------  ----------  ----------  --------  --------

                             $ 67,350  $  223,820  $  147,290  $  133,310  $109,490  $ 89,770
                             ========  ==========  ==========  ==========  ========  ========

Ratio of earnings to fixed
  charges                         3.6         4.9         7.0         7.6       7.5       7.2
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